UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2004

Brandywine Operating Partnership, L.P.
(Exact name of issuer as specified in charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

Item 1.01.      Entry into a Material Definitive Agreement.

Effective September 10, 2004, our revolving credit agreement was amended. We have attached to this Form 8-K (and incorporate herein by reference) a copy of Amendment No. 1 to Credit Agreement.

Item 8.01 Other Events.

We have received a commitment from affiliates of Bear, Stearns & Co. and J.P. Morgan Securities Inc. for term loan facilities that aggregate $450 million. We anticipate that the term loan facilities will be comprised of a $335 million loan maturing in May 2007 and a $115 million loan maturing in September 2008. We anticipate that the amount of the commitment, as well as the amount of loans made pursuant to the commitment, will be subject to reduction or mandatory prepayment in the event that we complete equity or debt financings. We expect that Brandywine Realty Trust and our Operating Partnership will be co-obligors under the new term loan facilities and that most of our subsidiaries will provide guarantees of our payment obligations under the facilities. We expect to use the net proceeds from borrowings under the term loan facilities to fund a portion of the purchase price and related transaction costs payable in connection with our pending acquisition of The Rubenstein Company, L.P. We anticipate that the term loans will bear interest, at our option, at (A) a “base rate” equal to the higher of (1) the prime lending rate or (2) the federal funds effective rate from time to time plus 0.5%, plus a margin that varies between 0.05% and 0.95% per annum depending on our credit ratings, whether our revolving credit facility is outstanding for more than 90 days and our leverage ratio, or (B) a “eurodollar rate” equal to the rate at which eurodollar deposits are offered in the interbank eurodollar market for terms of one, two, three or six months, as selected by us, plus a margin that varies between 1.05% and 1.95% per annum depending on our credit ratings, whether our revolving credit facility is outstanding for more than 90 days and our leverage ratio. The commitment is subject to conditions, including consummation of the Rubenstein acquisition and the completion of definitive loan documentation, which is anticipated to contain substantially similar financial covenants, other covenants, representations and warranties, events of default and conditions to closing as those contained in our revolving credit facility.

Item 9.01.      Financial Statements and Exhibits.

             (c)       Exhibits

             10.1     Amendment No. 1 to Credit Agreement

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

Date: September 13, 2004	By:	Brandywine Realty Trust, its General Partner

By: /s/ Gerard H. Sweeney Gerard H. Sweeney President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement